Exhibit 10.1

May 15, 2007

Mr. There du Pont

PO Box 397

Unionville, PA 19375-0397

Dear There:

We are delighted to extend you an offer to be Senior Vice President, Operations and Chief Financial Officer at drugstore.com, inc. (“drugstore.com” or the “Company”), starting on a date to be determined by mutual agreement but no later than June 4, 2007.

We are offering you an annual salary of $300,000, which will be paid every two weeks in accordance with the Company’s standard payroll policies. You will be eligible to receive an annual target bonus of 60% of your annual salary, based on both company and individual performance. Depending on the level of company and individual performance, you may receive between 0% and 125% of this target amount. The actual payout will be pro-rated for 2007 based on wages earned. Executive bonus compensation for subsequent years will be determined by the Board of Directors and CEO. Your compensation package will be reviewed annually. Other company-provided benefits, for which you are eligible, including health and welfare benefits, will be reviewed with you in detail on your first day of employment. With respect to vacation accrual, you will accrue 4 weeks of vacation per year.

At the start of your employment, you will be eligible for an option (the “Option”) to purchase 750,000 shares of drugstore.com, inc. common stock (the “Option Shares”). Your Option will be granted by a committee of the Board of Directors as soon as practical after your start date but no later than the first Friday after that date. Your vesting commencement date will be your first day of employment. The exercise price of the Option Shares will be determined by the committee and will be based on the fair market value of drugstore.com common stock on the grant date. The vesting schedule will be no less generous than that offered to new employees today (20% vest at 6 months and the remaining vesting quarterly for the 3.5 years following the initial vesting date). The Option will be subject to the terms of the Company’s 1998 Stock Option Plan and the related Stock Option Agreement between you and drugstore.com. Further, on or before your start date, the Company will enter into a Change of Control Agreement substantially in the form attached hereto.

In appreciation for your decision to join us, we will pay you a signing bonus of $50,000. This bonus will be payable in accordance with our standard payroll policies and subject to applicable withholding taxes. If your employment with drugstore.com is terminated for any reason other than an involuntary termination without cause prior to the first anniversary of your start date, you will be responsible for reimbursing the Company for the $50,000 signing bonus. This bonus will be paid at the first payroll after you commence employment with the company.

This offer is contingent on your completion of our standard form Confidentiality and Inventions Agreement and employment application prior to commencing employment, copies of which are enclosed with this letter. If you have any questions about this agreement, please call us. This offer is also contingent on the successful completion of a background check. The results must be reviewed and accepted by drugstore.com in accordance with our guidelines prior to your start date as stated in this offer letter. If the results are unacceptable, this offer will be rescinded.

Throughout your employment with drugstore.com, you will be an at-will employee. This means that you may terminate your employment with drugstore.com at any time with or without cause, and with or without notice. Similarly, drugstore.com may terminate your employment at any time, with or without cause, and with or without notice. Your at-will employment status may not be orally altered by any drugstore.com employee, and may be altered in writing only by the CEO of the Company.

Congratulations! All of us at drugstore.com are very excited that you’re joining the team and look forward to a beneficial and rewarding relationship. Kindly indicate your consent to the terms in this offer letter by signing and returning a copy to us by May 18, 2007.

Sincerely,

/s/ Dawn Lepore
Dawn Lepore
President, CEO and Chairman

Agreed and Accepted:	/s/ There duPont	Date: 5/18/2007
There du Pont